NEWS RELEASE

NASDAQ Symbol: "STRS"

Stratus Properties Inc.

Financial and Media Contact:

98 San Jacinto Blvd. Suite 220

William H. Armstrong, III

Austin, Texas  78701

(512) 478-5788

STRATUS PROPERTIES INC. REPORTS

THIRD-QUARTER AND NINE MONTHS 2004 RESULTS

HIGHLIGHTS

*

Sold five residential estate lots within the Barton Creek community, three at the Mirador subdivision for $1.0 million and two at the Escala Drive subdivision for $0.7 million.

*

Sold an 83-acre estate lot in the Barton Creek community for $1.8 million.

	Third Quarter		Nine Months
	2004	2003	2004	2003
	(In Thousands, Except Per Share Amounts)
Revenues	$4,859	$7,622	$11,033	$11,817
Operating income (loss)	778	1,855	(1,071)	662
Net income (loss)	557	2,220	(1,737)	719

Net income (loss) per share of common stock	$0.07	$0.30	$(0.24)	$0.10
Average shares outstanding	7,571	7,346	7,191	7,297

AUSTIN, TX, November 5, 2004 – Stratus Properties Inc. (NASDAQ:STRS) reported net income of $0.6 million, $0.07 per share, for the third quarter of 2004 compared to net income of $2.2 million, $0.30 per share, for the third quarter of 2003.  Net income for the third quarter of 2004 included $0.7 million for reimbursement of certain building repairs received from a settlement with the general contractor responsible for construction of the 7000 West office buildings. Third-quarter 2003 net income included $1.7 million of Municipal Utility District reimbursements.  For the nine months ended September 30, 2004, Stratus reported a net loss of $1.7 million, $0.24 per share, compared with net income of $0.7 million, $0.10 per share, for the nine months ended September 30, 2003.

Revenues.  Stratus’ revenues for the third quarter of 2004 totaled $4.9 million, including sales of five residential estate lots within the Barton Creek community in Austin, three at the Mirador subdivision for $1.0 million and two at the Escala Drive subdivision for $0.7 million.  Stratus also sold an 83-acre estate lot at the Barton Creek community for $1.8 million and recognized $0.3 million of previously deferred revenues related to a 2003 lot sale at the Mirador subdivision.  Stratus’ revenues for the third quarter of 2003 totaled $7.6 million, which included $4.6 million for the sale of its entire 142 acres of residential real estate within the Lantana development in southwest Austin, $1.2 million for the sale of a 1.5-acre retail tract within the Circle C development and $0.5 million for the sale of two residential estate lots at the Mirador subdivision.  For the third quarter of 2004, Stratus received rental income of $0.8 million from its two fully leased 7000 West office buildings in the Lantana project in southwest Austin, compared to $0.9 million for the third quarter of 2003.  In addition, Stratus earned $0.3 million in rental income related to its 75,000-square-foot office building at 7500 Rialto Drive for the third quarter of 2004, compared to $0.1 million for the third quarter of 2003, as the occupancy rate increased from approximately 37 percent in the third quarter of 2003 to 94 percent in the third quarter of 2004.  During the third quarter of 2004, Stratus executed leases that will bring its 7500 Rialto Drive office building to 97 percent occupancy by year end.

During the third quarter of 2003, Stratus had other revenue totaling $0.4 million, which included management fees and sales commissions totaling $0.2 million and the sale of $0.2 million of development fee credits to third parties.  During the third quarter of 2003, Barton Creek Municipal Utility District No. 4 issued $5.0 million in bonds, of which Stratus received approximately $3.8 million representing a $2.1 million reimbursement recorded as a reduction of capital expenditures, a $1.2 million reimbursement recorded as a reduction to cost of sales and $0.5 million for interest on the reimbursements.

Development Activities.  In May 2004, Stratus entered into a contract with a national homebuilder to sell 41 lots within the Wimberly Lane Phase II subdivision.  Stratus is retaining and marketing the remaining six estate lots in the subdivision, each averaging approximately five acres.  In June 2004, the homebuilder paid Stratus a non-refundable $0.6 million deposit for the right to purchase the 41 lots, which has been used to pay ongoing development costs of the lots.  The deposit will be recognized as income as lots are sold.  The lots will be sold on an installment basis, with six lots to be sold upon substantial completion of subdivision utilities, and then three lots per quarter beginning 150 days after the sale of the initial lots.  The average purchase price for each of the 41 lots is $150,400, subject to a six percent annual escalator commencing upon substantial completion of development.  Subdivision streets and utilities were completed in October 2004 and the initial lot closings are scheduled to occur in November 2004.

In January 2004, Stratus acquired approximately 68 acres of land in Plano, Texas, for $7.0 million.  The property (Deerfield) is zoned and subject to a preliminary subdivision plan for 234 residential lots.  In February 2004, Stratus executed an Option Agreement and a Construction Agreement with a national homebuilder.  Pursuant to the Option Agreement, Stratus was paid $1.4 million for an option to purchase all 234 lots over 36 monthly take-downs. The net purchase price for each of the 234 lots is $61,500, subject to certain terms and conditions.  The $1.4 million option payment is non-refundable, but would be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized as income as lots are sold.  The Construction Agreement requires the homebuilder to complete development of the entire project by March 15, 2007.  Stratus agreed to fund up to $5.2 million of the homebuilder’s development costs.  The homebuilder must pay all property taxes and maintenance costs.  In February 2004, Stratus entered into a $9.8 million three-year loan agreement with Comerica Bank to finance the acquisition and development of Deerfield.  Development is proceeding on schedule and Stratus had $4.6 million of remaining availability under its Deerfield loan at September 30, 2004.  The initial lot closing is scheduled to occur in November 2004.

Stratus also has commenced development activities at Circle C based on the entitlements set forth in its 2002 Circle C Settlement with the City of Austin.  The preliminary plan has been approved for Meridian, an 800-lot residential development at Circle C.  In October 2004, Stratus received final City of Austin plat and construction permit approvals for the first phase of Meridian.  In addition, several retail sites at Circle C have received final City of Austin approvals and are being developed.  Other retail sites, including a proposed 160,000-square-foot project anchored by a grocery store, are proceeding through the City of Austin approval process.  Zoning for the 160,000-square-foot project was approved during the second quarter of 2004, and construction is expected to commence prior to year end 2004.  The Circle C Settlement permits development of one million square feet of commercial space, 900 multi-family units and 830 single-family residential lots.

During the first quarter of 2004, Stratus completed construction of four courtyard homes at Calera Court within the Barton Creek community, one of which has been sold.  Calera Court, the initial phase of the “Calera Drive” subdivision, will include 17 courtyard homes on 16 acres.  The second phase of Calera Drive, consisting of 53 single-family lots, has received final plat and construction permit approval.  The development of these lots, many of which adjoin the Fazio Canyons Golf Course, is expected to begin at the end of 2004.  The last phase of Calera Drive, which will include approximately 70 single-family lots, also has been approved.  Funding for the construction of courtyard homes at Calera Court is provided by a $3.0 million project loan, which Stratus established with Comerica Bank in September 2003.  The project loan, which matures in November 2005, is secured by the courtyard homes at Calera Court.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.

____________________________

CAUTIONARY STATEMENT.  This press release contains certain forward-looking statements regarding sales and development.  Important factors that might cause future results to differ from those projections include refinancing agreements, regulatory approvals and environmental regulations, which are described in more detail in Stratus’ 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site, www.stratusproperties.com.

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STRATUS PROPERTIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2004		2003		2004	2003
	(In Thousands, Except Per Share Amounts)
Revenues:
Real estate	$3,756		$6,671		$8,128	$9,018
Rental income	1,103		951		2,905	2,799
Total revenues	4,859		7,622		11,033	11,817
Cost of sales:
Real estate, net	2,555		3,860	[a]	5,771	5,335	[a]
Rental	47	[b]	626		1,547 [b]	1,775
Depreciation	398		329		1,105	978
Total cost of sales	3,000		4,815		8,423	8,088
General and administrative expenses	1,081		952		3,681	3,067
Total costs and expenses	4,081		5,767		12,104	11,155
Operating income (loss)	778		1,855		(1,071)	662
Interest expense, net	(233)		(202)		(701)	(674)
Interest income	12		567	[c]	35	702	[c]
Equity in unconsolidated affiliates’ income	-		-		-	29
Net income (loss)	$557		$2,220		$(1,737)	$719

Net income (loss) per share of common stock:
Basic	$0.08		$0.31		$(0.24)	$0.10
Diluted	$0.07		$0.30		$(0.24)	$0.10

Average shares outstanding:
Basic	7,213		7,123		7,191	7,123
Diluted	7,571		7,346		7,191	7,297

a.

Includes a $1.2 million Municipal Utility District reimbursement recorded as a reduction to cost of sales.

b.

Amounts were reduced by $0.7 million for reimbursement of certain building repairs received from a settlement with the general contractor responsible for construction of the 7000 West office buildings.

c.

Includes interest on Municipal Utility District reimbursements totaling $0.5 million in the third quarter of 2003 and $0.6 million during the first nine months of 2003.

STRATUS PROPERTIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,		December 31,
	2004		2003
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of $1.8 million and $0.2 million, respectively	$4,130		$3,413
Accounts receivable	161		768
Prepaid expenses	79		194
Notes receivable from property sales	43		60
Total current assets	4,413		4,435
Real estate and facilities, net	125,732	[a]	113,732
Commercial leasing assets, net	22,398		22,160
Other assets	2,055		1,929
Notes receivable from property sales	793	[b]	174
Total assets	$155,391		$142,430

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,912		$1,773
Accrued interest, property taxes and other	2,774		3,015
Current portion of borrowings outstanding	434		434
Total current liabilities	5,120		5,222
Long-term debt	59,136	[c]	47,105
Other liabilities	5,388	[d]	3,282
Stockholders' equity	85,747		86,821
Total liabilities and stockholders' equity	$155,391		$142,430

a.

Includes 68 acres of land in Plano, Texas (Deerfield), which was acquired in January 2004 for $7.0 million.

b.

Balance represents long-term notes receivable related to the third-quarter 2004 sales of three residential estate lots at the Mirador subdivision.

c.

Includes borrowings of $5.2 million from the Deerfield loan and $1.2 million from the Calera Court project loan during the first nine months of 2004.

d.

Includes $1.4 million and $0.6 million of non-refundable deposits related to the Deerfield property and Wimberly Lane Phase II subdivision, respectively, to be recognized as income as lots are sold.

STRATUS PROPERTIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2004	2003
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$(1,737)	$719
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,105	978
Cost of real estate sold	4,192	4,494
Stock-based compensation	127	88
Long-term notes receivable and other	(745)	1,280
Equity in unconsolidated affiliates’ income	-	(29)
Distribution of unconsolidated affiliates’ income	-	29
Decrease in working capital:
Accounts receivable and prepaid expenses	739	383
Accounts payable, accrued liabilities and other	2,004 [a]	266
Net cash provided by operating activities	5,685	8,208

Cash flow from investing activities:
Purchase and development of Deerfield property	(8,908)	-
Development of other real estate and facilities, net of municipal utility district reimbursements	(8,626)	(6,680)
Distribution from Lakeway Project	-	191
Net cash used in investing activities	(17,534)	(6,489)

Cash flow from financing activities:
Borrowings from revolving credit facility, net	3,939 [b]	368 [b]
Borrowings from Calera Court project loan	1,157	-
Borrowings from Deerfield loan	5,167	-
Borrowings from (repayments of) 7500 Rialto project loan	1,946	(693)
Payments on 7000 West project loan	(178)	(719)
Proceeds from exercise of stock options, net	535	4
Net cash provided by (used in) financing activities	12,566	(1,040)
Net increase in cash and cash equivalents	717	679
Cash and cash equivalents at beginning of year	3,413	1,361
Cash and cash equivalents at end of period	4,130	2,040
Less cash restricted as to use	(1,775)	(224)
Unrestricted cash and cash equivalents at end of period	$2,355	$1,816

a.

Includes $1.4 million and $0.6 million of non-refundable deposits related to the Deerfield property and Wimberly Lane Phase II subdivision, respectively.

b.

Includes the $5.0 million term loan component which was converted to a revolver effective June 2004.